Exhibit 99.1

For more information contact:

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Patrick O’Sullivan	Claire Koeneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 827-3772
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. ANNOUNCES PLANNED RESTATEMENT OF PRIOR FINANCIAL STATEMENTS

Will Host Conference Call at 8:30 a.m. Eastern Time, Friday, October 21, 2005

Boston, MA…October 20, 2005…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage”), announced today that it has filed a Form 8-K with the Securities and Exchange Commission disclosing that Heritage has discovered an error in its audited financial results for the fiscal years ended December 31, 2003 and December 31, 2004, and its unaudited quarterly results for the periods ended March 31, 2005 and June 30, 2005.  The error pertains to the unrecorded liability and related compensation expense relating to certain stock options previously granted to Thomas C. Prendergast, Heritage’s Chairman, President and Chief Executive Officer.  As a result of the discovered error, Heritage reported that these financial statements should no longer be relied upon.

Heritage has concluded, and KPMG LLP, Heritage’s independent registered public accounting firm has concurred, that a provision of Mr. Prendergast’s employment agreement that requires Heritage to make tax-offset payments to Mr. Prendergast in connection with his exercise of stock options requires variable accounting treatment for those options pursuant to Financial Accounting Standards Board's Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 (“FIN No. 44”).  In addition, Heritage has concluded that a liability for the tax offset payments that might be made to Mr. Prendergast in the future should he exercise any stock options should have been recorded as a liability in Heritage’s financial statements and that this liability is also subject to variable treatment under FIN No. 44.

Accordingly, Heritage will be amending its historical financial statements to record a liability and to recognize compensation expense related to the tax-offset payment provision and to reflect that the stock options subject to the tax-offset payment provision should be accounted for on a variable basis.  Heritage expects the impact of the compensation expense to decrease net income for the fiscal year ended 2003 by approximately $4 million, or $0.10 per share on a diluted basis, to decrease net income for the fiscal year ended 2004 by approximately $5 million, or $0.12 per share on a diluted basis, and to decrease net income for the quarterly periods ended March 31, 2005 and June 30, 2005, by a net amount of approximately $5 million, or $0.10 per share on a diluted basis, in each case with corresponding adjustments to the Company’s Funds from Operations.  The impact of this additional compensation expense will not result in a restatement of Heritage’s financial statements for fiscal years ended 2000, 2001 and 2002.  While Heritage believes it has identified the adjustments necessary to its historical financial statements, the accounting analysis is ongoing and, therefore, the final financial results may differ from this report.

Heritage’s management currently is assessing whether the restatements were a result of a material weakness in internal controls over financial reporting that would require revising its assessment of internal controls over financial reporting.

For more information, please review the Form 8-K report filed by Heritage.

CONFERENCE CALL

Members of Heritage’s senior management will host a conference call on Friday, October 21, 2005, at 8:30 a.m., ET, to discuss the restatement.  Stockholders, analysts and other interested parties may participate in this conference call by dialing 800-218-0204 or 303-262-2130 at least five minutes before the scheduled start time.  Investors can also access the call via the Internet at Heritage’s website, www.heritagerealty.com.  To listen to a live broadcast, access this site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A replay of the conference call will be available after the call through October 28, 2005 by accessing Heritage’s website at http://www.heritagerealty.com or by dialing 800-405-2236 or 303-590-3000, pass-code 11042774.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage is one of the largest owners and operators of neighborhood and community shopping centers in the United States.  Heritage focuses on grocer-anchored shopping centers with multiple anchors.  Heritage is headquartered in Boston Massachusetts and has an additional 16 regional offices located in the Eastern, Midwestern and Southwestern United States.  For more information about Heritage, please refer to Heritage’s website, www.heritagerealty.com.

SAFE HARBOR LANGUAGE

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect Heritage’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Heritage’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Heritage’s control and that could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent Heritage’s judgment as of the date of this release, and Heritage cautions readers not to place undue reliance on such statements.